SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 8, 2011

Spectral Capital Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-50274	510520296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Fifth Avenue, Suite 4200, Seattle, WA	98104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (206)262-7820 formerly FUSA Capital Corporation ___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On July 8, 2011 Spectral Capital Corporation (the "Company") entered into a Project Partnership and Financing Agreement ("Agreement") with representatives of the ROEL Group of companies based in Moscow, Russia to develop oil and gas projects in the Saratov Oblast of Russia.  Under the terms of the Agreement and ancillary documents, Spectral has agreed to obtain financing necessary to pay all expenses related to the development of an oil and gas property in the Saratov Oblast of Russia, including immediate commitments to provide for financing of geological work, legal expenses and procurement expenses involved in having a license to the oil property issued to a newly constructed special purpose corporate entity where the project license and assets will reside.  The agreements give Spectral a 74% interest in the project for an initial financing commitment of $10,000,000 and a subsequent financing commitment that could be as much as $100,000,000 if the property meets relevant production and growth criteria.  The partnership is also focused on the securing of additional oil and gas and gold properties in the region.

There are significant uncertainties and contingencies involved in the development of natural resource projects and there can be no assurance that the partnership will be successful in overcoming these uncertainties and acquiring a validly issued licenses to an economically viable natural resource property or properties that actually enter into production or are otherwise able to be monetized.

On July 8, 2011, the Company entered into an agreement with Gamma Investment Holdings Ltd. to convey to Gamma it’s 52% interest in a gold mining property in the Chita region of Russia previously granted under the agreement of September 20, 2010 and related agreements thereto.  The conveyance was in exchange for the cancellation of Gamma’s 5,000,000 outstanding warrants in the Company and the reimbursement of the Company by Gamma of all expenditures on the project to date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectral Capital Corporation

/s/ Jenifer Osterwalder
Jenifer Osterwalder
President, Principal Executive Officer, Principal Financial Officer
Date: July 11, 2011